CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 1995 accompanying the consolidated financial statements of Oshman's Sporting Goods, Inc. and subsidiaries appearing in the 1994 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10K for the year ended January 28, 1995 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears uner the caption "Experts."

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Houston, Texas
November 16, 1995